Exhibit 99


                   Zale Corporation Announces Second
           Quarter Comparable Store Sales Increase of 4.3%

   DALLAS--(BUSINESS WIRE)--Feb. 5, 2004--Zale Corporation
(NYSE:ZLC), North America's largest specialty retailer of fine jewelry, today reported that for the second quarter ended January 31, 2004, comparable store sales increased 4.3%. Total revenues for the period were $949 million compared to last year's second quarter revenues of $908 million, an increase of 4.5%.
   For the fiscal year-to-date, total revenues increased 3.5% to $1.366 billion, compared to $1.320 billion for the same period last year. On a year-to-date basis, comparable store sales increased 3.4%.
   Zale Corporation will announce its second quarter fiscal 2004 earnings results on February 17, 2004. A conference call will be held at 9:00 a.m. Eastern Time. Parties interested in participating should dial 706-643-7467 five minutes prior to the scheduled start time. A webcast of the call, as well as a replay, will be available on the Company's Web site at www.zalecorp.com. For additional information, contact Investor Relations.
   Zale Corporation is North America's largest specialty retailer of fine jewelry operating approximately 2,230 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation's brands include Zales Jewelers, Zales Outlet, Zale Direct at www.zales.com, Gordon's Jewelers, Bailey Banks & Biddle Fine Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Additional information on Zale Corporation and its brands is available on the Internet at www.zalecorp.com.

    CONTACT: Zale Corporation
             David H. Sternblitz, 972-580-5047
             Senior Director, Investor and Public Relations